Exhibit 99.1

Paul Broyer
Candela Corporation
508-358-7400 x435

CANDELA REPORTS SECOND FISCAL QUARTER EARNINGS

Wayland, MA — January 23, 2007 — Candela Corporation (NASDAQ: CLZR) announced today that revenues for its second fiscal quarter, ended December 30, 2006, were $37.4 million versus $37.7 million for the same quarter a year earlier.  For the six-month period ended December 30, 2006, revenues were $70.9 million versus $65.8 million for the same period a year earlier.

Net income for the quarter was $1.0 million or $0.04 cents per share versus $4.5 million or $0.19 cents per share for the same quarter a year earlier.  For the six-month period, the Company reported net income of $5.4 million or $0.23 cents per share versus $7.5 million or $0.32 cents per share for the same period last year.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, said: “These results did not meet any of our expectations.  The revenue shortfall forces us to recalibrate those expectations.  We previously felt a 15% to 18% growth at the top line for the fiscal year was achievable.  That clearly is no longer the case, and now appears to be more in the 7% to 9% range.”  Puorro continued: “As previously stated, and as evidenced by our increased R&D spending, we have begun to launch a series of new products that will be on display at the upcoming 65th Annual American Academy of Dermatology Conference in Washington, D.C. on February 3-5, 2007.”  Puorro added: “We obviously need to closely monitor the acceptance of these products for the remainder of our fiscal year to see if they are getting sufficient traction to get us back on a growth track more suitable to this industry and these markets.”

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 18 years ago, and currently has an installed base of 10,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the patent litigation with Palomar Medical Technologies, Inc., (PMTI), dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 1, 2006, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 30,	July 1,
	2006	2006

Assets

Current assets:
Cash and cash equivalents	$39,017	$40,360
Marketable securities	15,854	27,332
Accounts receivable, net	32,168	34,273
Notes receivable	745	1,611
Inventories, net	18,047	16,666
Other current assets	3,785	1,756

Total current assets	109,616	121,998

Property and equipment, net	3,308	3,302

Long-term investments	13,332	11,953
Other assets	14,651	11,923

Total assets	$140,907	$149,176

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$11,583	$15,968
Accrued payroll and related expenses	3,274	5,728
Accrued warranty	5,823	5,868
Income taxes payable	—	933
Other accrued liabilities	5,880	5,290
Current liabilities of discontinued operations	446	1,287
Deferred income	8,914	8,342
Total current liabilities	35,920	43,416

Other long-term liabilities	5,672	5,748

Stockholders’ equity
Common stock	259	259
Less: Treasury stock	(21,267)	(12,997)
Additional paid-in capital	66,581	64,234
Accumulated earnings	53,722	48,280
Accumulated other comprehensive income	20	236
Total stockholders’ equity	99,315	100,012

Total liabilities and stockholders’ equity	$140,907	$149,176

CANDELA CORPORATION (Nasdaq: CLZR)
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the three months ended:		For the six months ended:
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005

Revenue	$37,406	$37,720	$70,880	$65,807
Cost of sales	19,629	18,745	35,677	32,279

Gross profit	17,777	18,975	35,203	33,528

Operating expenses:
Research and development	4,586	1,800	8,186	3,442
Selling, general and administrative	12,568	10,537	23,648	19,255

Total operating expenses	17,154	12,337	31,834	22,697

Income from operations	623	6,638	3,369	10,831

Other income (expense):
Interest income	752	262	1,515	510
Other income (expense)	135	(65)	3,641	(3)

Total other income	887	197	5,156	507

Income before income taxes	1,510	6,835	8,525	11,338

Provision for income taxes	487	2,325	3,083	3,811

Net income	$1,023	$4,510	$5,442	$7,527

Net income per share of common stock:
Basic	$0.04	$0.20	$0.23	$0.33

Diluted	$0.04	$0.19	$0.23	$0.32

Weighted average shares outstanding:
Basic	22,910	22,680	23,220	22,598

Diluted	23,403	23,498	23,725	23,366